Exhibit 99.1

iBasis Reports Fourth Quarter 2007 Financial Results

Company Expands Gross Profit, Gross Margin, and Adjusted EBITDA Sequentially on Strength of Merger Integration Progress and Synergies

BURLINGTON, Mass.--(BUSINESS WIRE)--iBasis, Inc. (NASDAQ: IBAS), a KPN affiliate, today announced results for the fourth quarter ended December 31, 2007.

On October 1, 2007, iBasis acquired KPN Global Carrier Services. As this transaction has been treated as a reverse acquisition of iBasis by KPN Global Carrier Services under the purchase method of accounting, the financial results of KPN Global Carrier Services have become the historical financial results of the combined company and replace the historical financial results of iBasis as a standalone company. Thus, the GAAP financial results we are reporting for the full year 2007 include the results of KPN Global Carrier Services alone for the first nine months and the financial results of the combined company for Q4 only. Historical GAAP results for KPN Global Carrier Services as a wholly-owned subsidiary of Royal KPN are not necessarily indicative of results that would have been achieved on a standalone basis.

To make comparisons to prior periods more useful, we are providing supplemental pro forma data which include the consolidated historical results of both iBasis and KPN Global Carrier Services.

Revenue for the fourth quarter of 2007 was $350.6 million, compared to pro forma revenue of $367.5 million for the third quarter of 2007. Net loss for the fourth quarter was $(2.0) million or $(0.03) per share, compared to pro forma net income of $0.7 million or $ 0.02 per share for the third quarter of 2007.

For the full year 2007 on a GAAP basis revenue was $939 million, and net income was $16.1 million or $0.33 per share. On a pro forma basis, full year 2007 revenue was $1.39 billion, and net income was $3.9 million or $0.05 per share.

Adjusted EBITDA for the fourth quarter of 2007 was $14.4 million, compared to pro forma Adjusted EBITDA of $10.4 million in the third quarter of 2007. Pro forma Adjusted EBITDA for the full year 2007 was $52.3 million. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about the Company’s operating trends.

Pro Forma Combined 2007 Results (A)

($ in millions)	Pro Forma Q1 ’07	Pro Forma Q2 ’07	Pro Forma Q3 ’07	Actual Q4 ‘07	Pro Forma Full Year
Revenue	$324.8	$347.7	$367.5	$350.6	$1,390.6
Gross Profit (B)	$32.2	$36.9	$34.0	$39.3	$142.4
Gross Margin	9.9%	10.6%	9.2%	11.2%	10.2%
Operating Expenses	$22.2	$23.8	$25.5	$29.8	$101.3
Depreciation & Amortization	$6.8	$7.0	$7.1	$9.2	$30.1
Income from Operations	$3.5	$5.7	$1.4	$0.3	$11.0
Net income	$1.5	$3.7	$0.7	$(2.0)	$3.9
Adjusted EBITDA	$13.0	$14.5	$10.4	$14.4	$52.3
Minutes	5.5B	5.9B	6.2B	6.2B	23.8B
Pro Forma Combined Sources of Revenue – 2007 (A)

($ in millions)	Pro Forma Q1 ’07	Pro Forma Q2 ’07	Pro Forma Q3 ’07	Actual Q4 ‘07	Pro Forma Full Year
Wholesale Trading	$255.7	$271.2	$282.4	$273.8	$1,083.1
Outsourced from KPN	$43.6	$48.6	$53.1	$52.0	$197.3
Retail	$25.5	$27.9	$32.0	$24.8	$110.2
Total	$324.8	$347.7	$367.5	$350.6	$1,390.6

(A) Unaudited combined Pro Forma iBasis with KPN Global Carrier Services

(B) Revenue less data communications and telecommunications costs

Comments on the Fourth Quarter

“We are very pleased with the results of our first quarter as a combined entity, following our groundbreaking transaction with KPN,” said Ofer Gneezy, president and CEO of iBasis. “Our strategic position in the industry is dramatically enhanced by what we have gained in this merger, particularly the efficiencies resulting from the increase in scale and the cross-selling opportunities of our comprehensive product portfolio and enhanced global network footprint.

“Since closing the KPN transaction on October 1, 2007, we have focused on business continuity and margin expansion by taking advantage of our significantly expanded combined supplier base. That effort has been very successful, as we expanded Gross Profit and Gross Margin substantially during the fourth quarter. We achieved dramatic growth in Adjusted EBITDA to $14.4 million, up from $10.4 million in pro forma Q3, as Gross Profit increased $5.3 million compared to pro forma Q3.

“Fourth quarter revenue declined as we focused on higher margin traffic in our wholesale trading business and experienced pressure on Retail revenue due to market transition and, to a lesser extent, the reduction in deferred Retail revenue resulting from the acquisition accounting for the KPN transaction.

“Other items reflected in our Q4 results are taxes on income in the Netherlands that is not offset by U.S. operating losses; amortization of the intangible assets resulting from acquisition accounting; and accrual for Universal Service Fund (USF) and other regulatory fees. We had previously expected to treat these regulatory fees as part of the purchase accounting related to our transaction with KPN with no impact on our Q4 results. However, we have subsequently determined that it is more appropriate to recognize these fees as an expense in Q4.

Comments on 2008

“Looking forward to 2008, we expect significant growth in both our Wholesale Trading and Retail businesses.

“We expect Wholesale Trading to provide growth in the future as we benefit from cross-selling our expanded product portfolio, especially by bringing our premium mobile services to Asia and Latin America, regions that have been underserved with these products and where iBasis enjoys a strong presence.

“We expect the revenue from the outsourcing of KPN’s traffic will continue to be very profitable while maintaining current revenue levels.

“In our Retail business, the prepaid market in the United States has begun a transition to more transparent pricing. As more suppliers move in this direction, we expect to resume revenue and gross margin growth in our prepaid calling card operations. Taking a leadership position in this initiative with our TruePrompts™ program resulted in a temporary decline in revenue. However, we believe this trend is very positive for iBasis, as we have a significant advantage in our network and low cost of operations.

“In addition to organic growth, we expect to close the previously announced strategic outsourcing agreement with TDC, the major carrier in Denmark and a leading communications provider throughout the Nordic region. Following our transaction with KPN, the TDC agreement marks our second outsourcing arrangement with an incumbent carrier. iBasis’ combination of scale, comprehensive product portfolio, and global network footprint provides a compelling platform for this type of outsourcing arrangement, and we will continue to pursue other similar transactions.”

Guidance

The Company believes that in 2008 Adjusted EBITDA will be $60 to $70 million and capital asset expenditures will be $30 to $35 million.

This guidance excludes the potential effects of the pending transaction with TDC, which has been announced but has not yet closed.

Operational Milestones

Minutes of use on The iBasis Network™ in the fourth quarter 2007 were 6.2 billion approximately the same as combined pro forma minutes for Q3 2007. On a pro forma basis, minutes of use for the full year 2007 were 23.8 billion. Our average revenue per minute declined in Q4 to 5.69 cents, from 5.91 cents in Q3. However, we had a larger decline in our average cost per minute to 5.05 cents in Q4, from 5.36 cents in Q3. As a result our average margin per minute increased to 0.64 cents in Q4, compared to 0.55 cents in Q3.

Q4 Results Conference Call

iBasis will host a conference call to discuss the Company’s Q4 results, led by Ofer Gneezy, iBasis president & CEO on February 4, 2008 at 5:00 p.m. ET. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

About iBasis

Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators. iBasis customers include KPN, KPN Mobile, E-Plus, BASE, and many other large telecommunications carriers such as AT&T, Verizon, Vodafone, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, Telefonica, and Yahoo. In October 2007, iBasis acquired KPN Global Carrier Services to create one of the three largest carriers of international voice traffic in the world, and KPN became a majority stockholder of iBasis. On a pro forma basis, the combined company carried more than 23 billion minutes of international voice traffic in 2007. The Company can be reached at its worldwide headquarters in Burlington, Mass., USA at +1 781-505-7500 or on the Internet at www.ibasis.com.

iBasis and Pingo are registered marks, the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding our expectation that our Wholesale Trading business will provide growth in the future, our expectation that our revenue and gross margin in our prepaid calling card operations will grow, our expectation that the TDC outsourcing transaction will close, our expectation that the revenue from the outsourcing of KPN’s traffic will continue to be very profitable while maintaining current revenue levels and our expected 2008 Adjusted EBITDA and capital asset expenditures. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to,(i) the ability of the Company to successfully integrate the operations and employees of KPN Global Carrier Services,(ii) the ability to realize anticipated synergies,(iii) the emergence of new competitive initiatives resulting from rapid technological advances, (iv) changes in business conditions and volatility and uncertainty in the markets that the Company serves; (v) the Company's ability to execute its business plan;(vi) the extent of adoption of the Company’s services and the timing and amount of revenue and gross profit generated by these services; (vii) fluctuations in the market for and pricing of these services; and (viii) the other factors described in the Company's most recent Annual Report on Form 10-K and other periodic and current reports, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

Use of Non-GAAP Financial Measures

In this press release, iBasis’ financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, iBasis provides (i) Adjusted EBITDA, and (ii) combined pro forma financial information which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in iBasis’ business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. The Company believes the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) and has provided a reconciliation of GAAP net income (loss) to Non-GAAP Adjusted EBITDA and pro forma combined Adjusted EBITDA in this press release.

iBasis, Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

December 31,
2007
Assets

Cash, cash equivalents and short-term investments	$65,734
Accounts receivable, net	204,883
Prepaid expenses and other current assets	4,687
Property and equipment, net	34,966
Intangible assets	93,800
Goodwill	248,795
Other assets	7,008

Total assets	$659,873

Liabilities and Stockholders’ Equity

Accounts payable	$146,899
Accrued expenses	136,903
Deferred revenue	11,503
Current portion of long term debt	755
Long term debt, net of current portion	25,000
Other long term liabilities	4,323

Total liabilities	325,383
Stockholders’ equity	334,490

Total liabilities and stockholders’ equity	$659,873

iBasis, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31, 2007	Year Ended December 31, 2007

Net revenue	$350,645	$938,558

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	311,370	847,402
Engineering and network operations	7,016	13,222
Selling, general and administrative expenses	22,670	38,368
Merger related expenses	162	2,019
Depreciation and amortization	9,159	12,743

Total costs and operating expenses	350,377	913,754

Income from operations	268	24,804

Interest income, net	109	949
Foreign exchange loss	(630)	(1,101)

Income before income taxes	(253)	24,652

Income tax expense	1,766	8,529

Net income (loss)	$(2,019)	$16,123

Net income (loss) per share:
Basic	$(0.03)	$0.33
Diluted	$(0.03)	$0.33

Weighted average common shares outstanding:
Basic	74,749	48,778
Diluted	74,749	49,186

Reconciliation of GAAP Net Income (Loss) to Pro Forma Adjusted EBITDA

Adjusted EBITDA is defined as earnings before stock-based compensation, expenses associated with the review of our stock option granting practices, foreign exchange gains and losses, merger related expenses, purchase accounting adjustments, certain non-recurring charges, interest, taxes, stock-based compensation and depreciation and amortization.

In accordance with the requirements of Securities and Exchange Commission Regulation G, iBasis is presenting the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure and reconciling the Non-GAAP financial measure to the comparable GAAP measure.

In Millions					Full Year
	Q1 07	Q2 07	Q3 07	Q4 07	2007
Net income (loss)	$5.6	$8.3	$4.2	$(2.0)	$16.1
Pro Forma adjustments:
iBasis historical net income (loss)	(1.6)	0.1	0.2	---	(1.3)
Depreciation and amortization	(3.6)	(3.6)	(3.7)	---	(10.9)
Other	1.1	(1.1)	---	---	---
Pro forma net income (loss)	1.5	3.7	0.7	(2.0)	3.9

Add/(less):
Stock-based compensation	0.8	0.5	0.8	0.5	2.6
Depreciation and amortization	6.8	7.0	7.1	9.2	30.1
Interest expense (income), net	(0.3)	(0.7)	(1.2)	(0.1)	(2.3)
Foreign exchange loss	--	0.2	--	0.6	0.8
Merger related expenses	1.3	0.4	0.7	0.2	2.6
Option analysis expense	0.9	0.6	0.3	0.7	2.5
Retroactive regulatory fees & other	---	---	---	2.9	2.9
Purchase accounting adjustments	---	---	---	0.7	0.7
Income taxes	2.0	2.8	2.0	1.7	8.5
Pro forma Adjusted EBITDA	$13.0	$14.5	$10.4	$14.4	$52.3

CONTACT:
iBasis, Inc.
Chris Ward, 781-505-7557
cward@ibasis.net
or
iBasis, Inc.
Richard Tennant, 781-505-7409
ir@ibasis.net